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                                                                   EXHIBIT 10.45

                                    AGREEMENT

      This Agreement, made as of the 1st day of July, 2004 between Valley National Gases, Inc., a Corporation, ("VALLEY") and William A. Indelicato ("INDELICATO").

      WHEREAS, Indelicato, individually and by and through his consulting business ADE Vantage ("CORPORATION") have an arrangement with Valley National Gases, Inc., which expires June 30, 2004, for certain management services and the expansion of Valley's industrial gas and welding supply business, through acquisition and expansion of industrial gas and welding supply distributors ("ACQUISITION PROGRAM"); and,

      WHEREAS, Valley and Indelicato desire to enter into this Agreement setting forth Indelicato's continuing relationship with Valley for general management services and in the execution of the Acquisition Program including compensation therefore.

      WITNESSETH in consideration the mutual promises hereinafter contained Valley and Indelicato agree as follows:

1. Duties. Indelicato, through his position as Vice Chairman of the Board of Directors and Chief Executive Officer (CEO), will provide Valley with general management, and more specifically, manage and direct the President of Valley. On a limited and selected basis, Indelicato, together with Valley, will qualify all potential distributors for acquisition and jointly target distributors for acquisition solicitation ("TARGET DISTRIBUTORS"). Indelicato will assist Valley in the solicitation, preparation of offering memoranda, contract negotiation, due diligence and/or any other matters necessary to assist Valley to consummate Target Distributor acquisitions in

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accordance with the Board approved Acquisition Program. Compensation for such services will be provided as part of the management service fee covered in Paragraphs 10 & 11.

2. Term. The term of this Agreement shall be two (2) years from the execution and delivery of this Agreement.

3. Independent Contractor Status. It is understood that Indelicato is an independent contractor, representing Valley pursuant to this Agreement, and he shall not otherwise hold himself out to the public as employee, or partner of Valley. As such Indelicato is responsible, where necessary, to secure at his sole cost, worker's compensation, insurance, disability, benefits and any other insurance as may be requires by law. Valley will not provide, nor will it be responsible to pay for benefits for Indelicato. Any benefits, if provided by Indelicato for himself and/or his staff, including by not limited to, health insurance, paid vacation, paid holidays, sick leave or disability insurance coverage of whatever nature, shall be secured and paid for by Indelicato.

4. Tax Duties and Responsibilities. Indelicato is responsible for the payment of all required payroll taxes, whether federal, state or local in nature, including, but not limited to, income taxes, social security taxes, federal unemployment compensation taxes, and any other fees, charges, licenses or other payments required by law.

5. Employee's of Independent Contractor. Indelicato may employ as many employees as he requires, such matter resting entirely with his own discretion. Valley need not be advised to the employment of such individuals. Such persons are employed of Indelicato, and he shall be deemed employer of such persons. As such, Indelicato shall be responsible for compensation as well as all necessary insurance and payroll deductions

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for such persons, including but not limited to, federal, state and local income taxes, social security taxes, unemployment compensation taxes, workers compensation coverage, etc.

6. ADE Vantage. Indelicato may at his sole cost and expense (except for reimbursement support service costs as provided in Paragraph 11 hereinafter), in his execution of the Acquisition Program engage Corporation, ADE Vantage, his consulting business, as his agent and contractor to provide support services and any other services executed pursuant to the Acquisition Program or otherwise required by Valley, such as valuation support required by FASB 141/142. At all times, Corporation shall solely be the contractual agent of Indelicato and not Valley.

7. Indemnification. Indelicato shall not be liable for the acts, negligence or defaults of any employee, agent or representative of Valley, nor shall he be liable for anything done or not done in good faith, including errors of judgment, acts done or committed on the advise of counsel, or mistakes of fact or law. Indelicato shall, without prejudice to any other rights which he may have, be indemnified by Valley against all liability and expense reasonably incurred by him in connection with any claim, action, suit or proceeding of whatever nature in which he may be involved as a party or otherwise by reason of having entered into this Agreement and the execution of the duties assumed hereunder relative to his execution of the his general management duties and the Acquisition Program. Indemnification hereunder, shall not, however, extend to any liability, loss, damage claim or expense to the extent occasioned by or arising out of Indelicato's default hereunder or any willful misconduct or grossly negligent act by Indelicato, his agents and employees in his capacity as an Independent Contractor in the execution of his duties hereunder. Further, Valley agrees that ADE Vantage shall not be

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liable and shall be held harmless for any damage or injury caused by its negligent mistakes, errors and omissions in and about providing financial services under this Agreement.

8. Business of Independent Contractor. During the term of this Agreement, Indelicato may engage in any other business, which does not conflict with his duties hereunder, conflict with Valley's business, or otherwise impair the successful execution and implementation of either his management consulting services or the Acquisition Program.

9. Supervision. Indelicato shall not be subject to the provisions of any personnel handbook or the rules and regulations of applicable employees to Valley since Indelicato shall fulfill his responsibilities independent of any without supervision or control by Valley.

10. Compensation. Indelicato's compensation hereunder shall be set forth as follows:

a. Indelicato will be paid a management service fee of $7,000 per month by cash payment [to be paid, (1) for the first six months $4,000 per month and a lump sum payment of $18,000 paid between January 1st, and January 7th, in both 2005 and 2006 and (2) for the last six months of each year, $7,000 per month.].

b. Incentive. Indelicato is eligible for an annual cash incentive bonus, with no maximum stipulated, but rather dependent on net income after tax earnings based upon the achievement of plan, and determined by the Board annually. For fiscal year ending June 30, 2004, Indelicato will be paid a cash bonus of Eighty Thousand Dollars ($80,000), with actual payment made in August, 2004.

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c. Valley shall reimburse Indelicato by cash payment for all out of pocket expenses reasonably incurred by him, while rendering services in support of his general management duties and the Acquisition Program, which includes office rent (not to exceed $880 per month of which, $660 per month will be paid directly by Valley to the landlord) cellular phone monthly charges, charges for phone service, which is exclusively for Valley's benefit and part time secretarial support.

11. Reimbursable Support Service.

    a. Financial. Indelicato shall be entitled for financial support services for financial projections, evaluations as well as other necessary and required analyses prepared for Indelicato by independent professional agents obtained for this specific purpose, at the rate of sixty eight dollars and fifty cents ($68.50) per hour as such support service costs are incurred during the term of is Agreement. Valley and Indelicato agree that they intend to use ADE Vantage for financial services.

    b. Indelicato will also be personally reimbursed for his time spent on the Acquisition Program at a rate of one hundred and fifty dollars ($150.00) per hour up to a maximum of 300 hours per year. The Acquisition Program will include all activities related to Valley's acquisition of the distributor with code name "ROBOCOP". It is intended that the Acquisition Program be selective, with the anticipated annual expenditure for acquisitions by Valley being limited by strategic considerations.

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12. Assignment. Indelicato shall not sell, assign or transfer this Agreement, however, he shall have the limited right to assign the Agreement to the Corporation.

13. Governing Law. This Agreement shall be subject to and governed by the laws of the State of West Virginia.

14. Renewal. This Agreement may be renewed for one-year periods, upon written acknowledgment by both parties, 30 days prior to expiration.

15. Waiver. The waiver by either party of a breach of any provision in the Agreement shall not operate or be construed to operate as a waiver of any subsequent breach.

16. Modification. No change, modification or waiver of any term of this Agreement shall be valid unless it is in writing and signed by both parties.

17. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior Agreements or understandings between Valley and Indelicato, with the exception of the letter agreements pertaining to deferred compensation on future acquisitions.

18. Captions. The captions are inserted for convenience only and shall not be considered when interpreting any provision or terms hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of this day of
June 30, 2004.

                                            VALLEY NATIONAL GASES, INC.

                                            By /s/ Gary E. West
                                               -------------------------
                                                   Gary E. West

                                            Its ------------------------
                                                       Chairman

                                            /s/ William A. Indelicato
                                            ----------------------------
                                                 William A. Indelicato

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